Exhibit 99.1

Purple Innovation Reports Fourth Quarter and Full Year 2021 Results; Board Names Robert DeMartini as Chief Executive Officer

Lehi, Utah, March 1, 2022 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure® Mattress,” today announced results for the fourth quarter and year ended December 31, 2021. The Company also announced that its Board of Directors has appointed Robert DeMartini Chief Executive Officer, effective upon finalization of an amended and restated employment agreement. DeMartini was appointed Acting Chief Executive Officer in December 2021.

Fourth Quarter Financial Summary (Comparisons versus Fourth Quarter 2020 and 2019)[1]

•	Net revenue increased 7.2% to $186.4 million, compared to 2020 and increased 50.0% compared to 2019.
o	Wholesale revenue increased 35.9% over 2020 and 48.7% over 2019; Direct-to-Consumer (DTC) revenue decreased 4.0% compared to 2020 and increased 50.7% over 2019.
•	Gross margin was 34.7% compared to 47.2% in 2020 and 47.7% in 2019.
•	Operating expenses as a percent of net revenue were 51.4% compared to 42.9% in 2020 and 45.4% in 2019.
•	Operating loss was $(31.1) million compared to operating income of $7.5 million in 2020 and operating income of $2.8 million 2019.
•	Net loss was $(21.8) million compared to a net loss of $(73.5) million in 2020 and a net loss of $(26.2) million in 2019. Adjusted net loss was $(23.9) million, or $(0.35) per diluted share, as compared to adjusted net income of $5.0 million, or $0.07 per diluted share, in 2020 and adjusted net income of $1.2 million, or $0.02 per diluted share, in 2019.

•	EBITDA was $(20.0) million compared to $(79.1) million in 2020 and $(22.8) million in 2019, reflecting primarily the impact from the change in fair value of warrant liabilities. Adjusted EBITDA was $(23.4) million compared to $12.2 million in 2020 and $5.8 million in 2019.

Full Year 2021 Financial Summary (Comparisons versus Full Year 2020 and 2019)1

•	Net revenue increased 12.0% to $726.2 million, compared to 2020 and increased 69.5% compared to 2019.
o	Wholesale revenue increased 54.5% over 2020 and 2019; Direct-to-Consumer (DTC) revenue decreased 2.3% compared to 2020 and increased 78.8% over 2019.
•	Gross margin was 40.6% compared to 47.0% in 2020 and 44.1% in 2019.
•	Operating expenses as a percent of net revenue were 43.8% compared to 36.1% in 2020 and 40.3% in 2019.
•	Operating loss was $(23.4) million compared to operating income of $71.2 million in 2020 and operating income of $16.2 million 2019.
•	Net income was $3.9 million compared to a net loss of $(229.8) million in 2020 and a net loss of ($30.9) million in 2019. Adjusted net loss was $(13.1) million, or $(0.19) per diluted share, as compared to adjusted net income of $49.5 million, or $0.78 per diluted share, in 2020 and adjusted net income of $15.9 million, or $0.29 per diluted share, in 2019.

•	EBITDA was $14.2 million compared to $(260.9) million in 2020 and $(21.6) million in 2019, reflecting primarily the impact from the change in fair value of warrant liabilities. Adjusted EBITDA was $11.0 million compared to $88.1 million in 2020 and $33.4 million in 2019.

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

The Company views comparison to the 2019 period to be more meaningful than the comparable 2020 period given the exceptional COVID-19 related consumer demand changes experienced in the same period in 2020.

“I am very excited to be leading Purple during this important period in the Company’s history,” said Chief Executive Officer Rob DeMartini. “Purple has established itself as a differentiated premium mattress brand through proprietary comfort technologies that provide consumers with a superior sleeping experience. Following several years of hyper growth and increased investments to support current and future expansion, we are now focusing on right-sizing our operations, improving our execution and refining our strategies to drive profitable growth in the current market environment. This work is already underway and we are making good progress but we are still in the early stages of building the framework for strong operational maturity and accountability. Since joining Purple, I have been continually impressed by the passion and commitment exhibited throughout the organization and the wealth of experience across our teams particularly in research and development. The foundation that is in place is adding to my conviction in this business and my confidence in our ability to achieve our near- and long-term objectives.”

Chief Executive Officer Appointment

Paul Zepf, Chairman of the Purple Board of Directors, said, “We are very pleased to have Rob as our permanent CEO. Our search process was exhaustive, and Rob’s experience, leadership, and focus on execution made him the obvious choice to lead Purple to its next phase of success. His demonstrated leadership in developing our go forward execution-oriented strategy over the past couple of months allows the Company to move forward quickly.”

Rob DeMartini is an experienced leader with a long history of strong growth and execution during his 37-year career. Mr. DeMartini served as President and Chief Executive Officer of New Balance from 2007 to 2019. During his twelve-year tenure, New Balance increased its annual sales to over $4 billion and achieved one of the highest growth rates in the athletic footwear and apparel industry, driven by successful product development, marketing, omni-channel and supply chain strategies. Prior to joining New Balance, Mr. DeMartini worked at Procter & Gamble for 20 years, beginning in its Food & Beverage Division and including management roles with the Gillette Company, North American Snacks, and Millstone Coffee. He most recently served as President and Chief Executive Officer of USA Cycling.

Fourth Quarter 2021 Review

Fourth quarter 2021 net revenue increased 7.2% to $186.4 million, compared to $173.9 million in the fourth quarter of 2020. By channel, wholesale revenue increased 35.9% and DTC revenue decreased 4.0%, as our wholesale business was favorably impacted by wholesale partner expansion combined with a reopening of wholesale partner doors. DTC net revenues declined due to lower e-commerce revenue partially offset by growth in Purple retail showroom revenue driven by the addition of 19 showrooms in 2021. Compared with the more normalized fourth quarter of 2019, fourth quarter 2021 net revenue increased 50.0% with wholesale revenue up 48.7% and DTC revenue up 50.7%.

Gross margin for the fourth quarter 2021 was 34.7% compared to 47.2% in the prior year period and 47.7% in the same period of 2019. The decrease in gross profit from the prior year was primarily attributable to higher material, labor and freight costs, and a higher proportion of wholesale channel revenue, which carries a lower gross margin than revenue from the DTC channel. We anticipate that shipping, raw material and labor costs will remain at elevated levels. Wholesale net revenue comprised approximately 36% of total net revenue for the quarter, compared with approximately 28% in the prior year period and 36% in the fourth quarter of 2019.

Operating expenses were 51.4% of net revenue for the fourth quarter of 2021 compared to 42.9% in the prior year period and 45.4% in the fourth quarter of 2019. The increase in operating expenses as a percent of net revenue compared with the prior year period was driven primarily by higher advertising costs due in part of higher advertising rates, an increase in showroom-related operating expenses associated with our continued showroom expansion, an increase in legal and professional fees and an increase in personnel costs related to planned growth of our workforce.

Operating loss was $(31.1) million for the fourth quarter 2021 compared to operating income of $7.5 million in the prior year period and an operating income of $2.8 million in the fourth quarter of 2019.

Net loss was $(21.8) million for the fourth quarter 2021 compared to a net loss of $(73.5) million in the prior year period and net loss of $(26.2) million for the fourth quarter 2019. As previously disclosed, the Company recently determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ended December 31, 2021, 2020 and 2019, the Company recognized a non-cash gain of $4.7 million and a non-cash expenses of $87.5 million and $26.9 million, respectively, associated with the change in fair value of warrant liabilities.

Adjusted net loss was $(23.9) million, or $(0.35) per diluted share, compared to adjusted net income of $5.0 million, or $0.07 per diluted share, in the prior year period and $1.2 million, or $0.02 per diluted share, for the fourth quarter of 2019. Adjusted net income also reflects an estimated effective income tax rate of 25.4% for the current year period and 25.6% for the comparable prior year periods and 25.6% for the fourth quarter of 2019. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures.)

EBITDA for the fourth quarter 2021 was $(20.0) million compared to $(79.1) million in the fourth quarter 2020 and $(22.8) million in the fourth quarter 2019. Adjusted EBITDA, which excludes the adjustment for certain non-cash gains and losses and certain other items (please see table below for detail of such items) was $(23.4) million, compared to $12.2 million in the prior year period and $5.8 million in the fourth quarter of 2019.

Full Year 2021 Review

Full year 2021 net revenue increased 12.0% to $726.2 million, compared to $648.5 million in 2020. Net revenue for 2021 was adversely affected by the production issues we experienced in the second and third quarters of 2021, as our ability to manufacture and deliver our products to both DTC and wholesale customers was interrupted. By channel, wholesale revenue increased 54.5% and DTC revenue decreased 2.3% compared to 2020. Our wholesale business was favorably impacted by wholesale partner expansion coupled with wholesale partner doors being open all of 2021 while the prior year was negatively impacted by the pandemic and the temporary shutdown of wholesale partner operations during 2020. DTC net revenues declined due to lower e-commerce demand, partially offset by growth in Purple retail showroom revenue driven by the addition of 19 showrooms in 2021. Compared to 2019, wholesale revenue increased 54.5% and DTC revenue increased 78.8%.

Gross margin for the full year 2021 was 40.6% compared to 47.0% in the prior year and 44.1% in 2019. The decrease in gross profit from the prior year was primarily attributable to higher material, labor and freight costs, the unfavorable impact of inefficiencies realized as the result of the production issues, and a higher proportion of wholesale channel revenue, which carries a lower gross margin than revenue from the e-commerce channel. Wholesale net revenues comprised approximately 35% of total net revenue for 2021, compared with approximately 25% in 2020 and 38% in 2019.

Operating expenses were 43.8% of net revenue for 2021 compared to 36.1% in 2020 and 40.3% in 2019. The increase in operating expenses as a percent of net revenue compared with the prior year period was driven primarily by higher advertising costs due in part of higher advertising rates, an increase in showroom-related expenses associated with our continued showroom expansion, an increase in legal and professional fees and an increase in personnel costs related to planned growth of our workforce. The increase in legal and professional fees includes underwriting commissions we paid related to shares sold by Coliseum Capital Partners in the second quarter of 2021.

Operating loss was $(23.4) million for 2021 compared to operating income of $71.2 million in 2020 and an operating income of $16.2 million in 2019.

Net income for 2021 was $3.9 million compared to a net loss of $(229.8) million for 2020 and a net loss of $(30.9) million for 2019. Net income in 2021 included a $24.1 million non-cash gain associated with the change in fair value of warrant liabilities. Net income in 2020 and 2019 included a $(300.1) million non-cash expense and a $(35.3) million non-cash expense associated with the change in fair value of warrant liabilities, respectively.

Adjusted net loss was $(13.1) million, or $(0.19) per diluted share, compared to adjusted net income of $49.5 million, or $0.78 per diluted share, in the prior year period and $15.9 million, or $0.29 per diluted share, for 2019. Adjusted net income also reflects an estimated effective income tax rate of 25.4% for the current year period and 25.6% for the prior year period and 25.6% for 2019. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures.)

EBITDA for 2021 was $14.2 million compared to $(260.9) million in 2020 and $(21.6) million in 2019. Adjusted EBITDA, which excludes the adjustment for certain non-cash gains and losses and certain other items (please see table below for detail of such items) was $11.0 million, compared to $88.1 million in 2020 and $33.4 million in 2019.

Balance Sheet

As of December 31, 2021, the Company had cash and cash equivalents of $91.6 million compared to $123.0 million as of December 31, 2020. The decrease was driven largely by capital expenditures related to our new manufacturing facility in Georgia that became fully operational in 2021, enhancing our manufacturing and safety capabilities at our manufacturing facility in Utah and continued opening of new Purple retail showrooms during 2021. Additionally, inventories as of December 31, 2021 totaled $98.7 million compared with $65.7 million as of December 31, 2020.

Outlook

For 2022, the Company currently expects full year revenue to be in the range of $790 to $830 million, an increase of 8% to 14% over 2021 results. Adjusted EBITDA for 2022 is expected to be between $26 million and $33 million, compared with 2021 adjusted EBITDA of $11.0 million. The Company expects its performance to improve as it progresses through the year with sequential improvements each quarter as it benefits from the strategies currently being implemented aimed at improving execution and strengthening margins, elevating the Purple brand, further developing and expanding distribution channels and accelerating product innovation.

For the first quarter of 2022, the Company currently expects revenue to be in the range of $125 to $135 million and adjusted EBITDA between $(26) million and $(20) million. First quarter 2022 adjusted EBITDA is projected to be similar to the fourth quarter 2021 on much lower sales volumes, reflecting the early progress on reducing expenses and the shift in consumer traffic back more heavily to brick and mortar retail where the Company’s presence and capabilities to capture demand are currently less developed.

Based on its current outlook and planned uses of cash, the Company expects its liquidity at the end of the first quarter to be between $15 million to $22 million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results on March 1, 2022 at 4:30 p.m. Eastern Time. To access the call dial (877) 425-9470 (domestic) or (201) 389-0878 (international) and provide the Conference ID: 13727213. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to the timing and extent of expected future growth of revenue and earnings and anticipated growth rates; the impact on our business of our efforts to right-size our operations, improve execution, and drive profitable growth; demand for our products; expectations regarding consumer behavior; the impact of our marketing efforts on our business; our ability to gain market share; our ability to expand our physical presence through partner and owned retail stores; expected improvements in our operations and financial results and the timing of such improvements; expectations regarding sequential improvements in our performance; and expected financial and operating results, including liquidity, for the first quarter of 2022 and full year 2022. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic and supply chain issues on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in shipping, raw material and labor prices; demand in our wholesale and DTC channels being lower than anticipated; our inability to execute on strategies to expand our wholesale channel; material changes in our relationships with wholesale partners; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the first quarter and full year 2022, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except par value)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$91,616	$122,955
Accounts receivable, net	25,430	29,111
Inventories, net	98,690	65,726
Prepaid inventory	8,064	826
Other current assets	5,702	10,453
Total current assets	229,502	229,071
Property and equipment, net	112,614	61,486
Operating lease right-of-use assets	68,037	41,408
Intangible assets, net	13,204	9,945
Deferred income taxes	217,791	211,244
Other long-term assets	1,322	1,578
Total assets	$642,470	$554,732

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$79,752	$69,594
Accrued sales returns	7,116	8,428
Accrued compensation	8,928	14,209
Customer prepayments	10,854	6,253
Accrued sales tax	4,672	6,015
Accrued rebates and allowances	10,169	10,891
Operating lease obligations – current portion	7,053	3,235
Other current liabilities	13,470	13,583
Total current liabilities	142,014	132,208
Debt, net of current portion	94,113	41,410
Operating lease obligations, net of current portion	81,159	48,936
Warrant liabilities	4,343	92,708
Tax receivable agreement liability, net of current portion	162,239	165,426
Other long-term liabilities, net of current portion	12,061	6,503
Total liabilities	495,929	487,191

Commitments and contingencies (Note 12)

Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 66,493 issued and outstanding at December 31, 2021 and 63,914 issued and outstanding at December 31, 2020	7	6
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at December 31, 2021 and 536 issued and outstanding at December 31, 2020	—	—
Additional paid-in capital	407,591	333,047
Accumulated deficit	(261,825)	(265,856)
Total stockholders’ equity	145,773	67,197
Noncontrolling interest	768	344
Total stockholders’ equity	146,541	67,541
Total liabilities and stockholders’ equity	$642,470	$554,732

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Revenues, net	$186,431	$173,889	$124,300	$726,227	$648,471	$428,358
Cost of revenues	121,748	91,859	65,064	431,253	343,374	239,387
Gross profit	64,683	82,030	59,236	294,974	305,097	188,971
Operating expenses:
Marketing and sales	76,237	60,678	47,936	239,290	187,991	141,975
General and administrative	18,071	12,613	7,675	72,095	39,925	26,918
Research and development	1,509	1,243	860	6,939	5,955	3,864
Total operating expenses	95,817	74,534	56,471	318,324	233,871	172,757
Operating income (loss)	(31,134)	7,496	2,765	(23,350)	71,226	16,214
Other income (expense):
Interest expense	(743)	(609)	(1,379)	(1,872)	(4,654)	(5,180)
Other income (expense), net	(164)	(200)	172	(194)	(91)	545
Loss on extinguishment of debt	—	—	—	—	(5,782)	(6,299)
Change in fair value – warrant liabilities	4,685	(87,480)	(26,889)	24,054	(300,073)	(35,304)
Tax receivable agreement income (expense)	3,377	(643)	(501)	4,016	(34,155)	(501)
Total other income (expense), net	7,155	(88,932)	(28,597)	26,004	(344,755)	(46,739)
Net income (loss) before income taxes	(23,979)	(81,436)	(25,832)	2,654	(273,529)	(30,525)
Income tax benefit (expense)	2,222	7,931	(400)	1,217	43,749	(400)
Net income (loss)	(21,757)	(73,505)	(26,232)	3,871	(229,780)	(30,925)
Net income (loss) attributable to noncontrolling interest	(215)	(91)	(8,576)	(160)	7,087	(8,352)
Net income (loss) attributable to Purple Innovation, Inc.	$(21,542)	$(73,414)	(17,656)	$4,031	$(236,867)	(22,573)

Net income (loss) per share:
Basic	$(0.32)	$(1.22)	$(1.24)	$0.06	$(6.04)	$(2.26)
Diluted	$(0.39)	$(1.22)	$(1.24)	$(0.30)	$(6.04)	$(2.26)

Weighted average common shares outstanding:
Basic	66,483	60,372	14,242	65,928	39,219	10,006
Diluted	67,302	60,372	14,242	67,302	39,219	10,006

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited – in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$(21,757)	$(73,505)	$(26,232)	$3,871	$(229,780)	$(30,925)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,118	1,533	1,816	9,473	7,899	4,308
Non-cash interest	129	132	874	517	3,105	3,313
Paid-in-kind interest	—	—	—	—	(6,616)	—
Loss on extinguishment of debt	—	—	—	—	5,782	6,299
Change in fair value – warrant liabilities	(4,685)	87,480	26,889	(24,054)	300,073	35,304
Tax receivable agreement (income) expense	(3,377)	643	501	(4,016)	34,155	501
Stock-based compensation	1,009	626	323	3,366	2,185	10,063
Non-cash lease expense	1,577	918	—	4,938	3,128	—
Deferred income taxes	(1,871)	(9,994)	—	(3,608)	(45,812)	—
Changes in operating assets and liabilities:
Accounts receivable	2,140	(7,217)	(2,005)	3,681	(419)	(18,451)
Inventories	(14,645)	(14,951)	(12,810)	(32,964)	(18,098)	(24,688)
Prepaid expenses and other assets	(633)	693	378	1,536	(5,047)	(2,557)
Accounts payable	8,995	6,371	14,030	6,796	16,049	25,132
Accrued sales returns	213	(1,857)	1,977	(1,312)	1,157	1,814
Accrued compensation	(4,665)	1,694	2,433	(5,482)	6,255	5,263
Customer prepayments	1,571	46	(1,434)	4,601	(5)	(1,264)
Accrued rebates and allowances	2,098	(1,921)	—	(722)	5,580	4,881
Operating lease obligations	(955)	(458)	—	(2,779)	(1,732)	—
Other accrued liabilities	703	3,624	296	5,255	3,398	3,887
Net cash provided by (used in) operating activities	(31,035)	(6,143)	7,036	(30,903)	81,257	22,880

Cash flows from investing activities:
Purchase of property and equipment	(13,792)	(13,684)	(4,802)	(53,938)	(27,878)	(10,459)
Investment in intangible assets	(1,769)	(371)	(74)	(3,121)	(11,261)	(320)
Net cash used in investing activities	(15,561)	(14,055)	(4,876)	(57,059)	(39,139)	(10,779)

Cash flows from financing activities:
Proceeds from related-party loan	—	—	—	—	—	10,000
Proceeds from term loan	—	—	—	—	45,000	—
Payments on related-party loan	—	—	—	—	(37,497)	—
Payments on term loan	(562)	(563)	—	(2,250)	(563)	—
Proceeds from revolving line of credit	55,000	—	—	55,000	—	—
Proceeds from exercise of warrants	—	45,653	—	116	46,359	—
Proceeds from exercise of stock options	376	589		1,418	2,007	—
Repurchase of stock options	—	—	—	—	—	(97)
Payments for debt issuance costs	—	—	—	—	(2,460)	(758)
Tax receivable agreement payments	—	—	—	(628)	—	—
Proceeds from InnoHold indemnification payment	—	—	—	4,142	—	—
Principal payments on capital lease obligations			25
Distributions to members	(218)	(481)		(1,175)	(5,487)	—
Net cash provided by financing activities	54,596	45,198	25	56,623	47,359	9,145

Net increase (decrease) in cash	8,000	25,000	2,185	(31,339)	89,477	21,246
Cash and cash equivalents, beginning of the year	83,616	97,955	31,293	122,955	33,478	12,232
Cash and cash equivalents, end of the year	$91,616	$122,955	33,478	$91,616	$122,955	$33,478

Supplemental disclosures of cash flow information:
Cash paid during the year for interest, net of amounts capitalized	$610	$8,167	505	$999	$8,167	$1,869
Cash paid during the year for income taxes	$60	$2,060	122	$4,555	$2,060	$122

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$736	$3,305	588	$6,443	$3,305	$743
Issuance of liability warrants	—	—	—	—	$—	$4,864
Non-cash leasehold improvements	$—	$5,147	1,938	$3,238	$5,147	$1,938
Accrued tax distributions	$97	$—	—	$401	$668	$308
Tax receivable agreement liability	$—	$137,314	—	$776	$137,314	$—
Deferred income taxes	$1,984	$165,676	—	$2,953	$165,676	$—
Exercise of liability warrants	$(10)	$252,796	—	$64,311	$252,796	$—

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, product reserve, debt extinguishment, changes in the fair value of the warrant liability, nonrecurring legal fees, executive interim and search costs, severance costs, vendor impairment, intangible asset adjustment, showroom opening costs, new production facility start-up costs, previous period sales tax liability and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020(1)	2019(1)	2021	2020(1)	2019(1)

GAAP net income (loss)	$(21,757)	$(73,505)	$(26,232)	$3,871	$(229,780)	$(30,925)
Interest (income) expense	743	609	1,379	1,872	4,654	5,180
Income tax (benefit) expense	(2,222)	(7,931)	400	(1,217)	(43,749)	400
Other income (expense), net	164	200	(172)	194	91	(545)
Depreciation and amortization	3,118	1,533	1,816	9,473	7,899	4,308
EBITDA	(19,955)	(79,094)	(22,809)	14,193	(260,885)	(21,582)
Adjustments:
Debt extinguishment and change in fair value – warrant liability	(4,685)	87,480	26,889	(24,054)	305,855	41,603
Stock-based compensation expense	1,009	626	323	3,366	2,185	10,063
Product reserve	—	—	—	—	500	—
Tax receivable agreement (income) expense	(3,377)	643	501	(4,016)	34,155	501
Nonrecurring legal fees	163	488	390	10,044	1,544	809
Executive interim and search costs	980	126	30	3,146	126	706
Severance costs	1,304	70	30	1,897	203	730
Vendor impairment	—	—	—	—	1,660	—
Intangible asset adjustment	—	—	404	—	—	404
Showroom opening costs	763	222	—	1,945	222	—
New production facility start-up costs	275	1,237	—	3,131	1,237	—
Previous period sales tax liability	—	322	—	1,049	1,011	200
COVID-19 related expenses	122	104	—	263	311	—
Adjusted EBITDA	$(23,400)	$12,224	$5,758	$10,964	$88,124	$33,434

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2021	2020(1)	2019(1)	2021	2020(1)	2019(1)
Net income (loss)	$(21,757)	$(73,505)	$(26,232)	$3,871	$(229,780)	$(30,925)
Income tax (benefit) expense, as reported	(2,222)	(7,931)	400	(1,217)	(43,749)	400
Tax receivable agreement (income) expense	(3,377)	643	501	(4,016)	34,155	501
Change in fair value – warrant liabilities	(4,685)	87,480	26,889	(24,054)	300,073	35,304
Stock-based compensation(2)	—	—	—	—	—	9,740
Loss on extinguishment of debt	—	—	—	—	5,782	6,299
Secondary offering expenses	—	—	—	7,858	—	—
Adjusted net income (loss) before income taxes	(32,041)	6,687	1,558	(17,558)	66,481	21,319
Adjusted income taxes(3)	8,138	(1,712)	(399)	4,460	(17,019)	(5,458)
Adjusted net income (loss)	$(23,903)	4,975	1,159	(13,098)	49,462	15,861
Adjusted net income (loss) per share, diluted	$(0.35)	$0.07	$0.02	$(0.19)	$0.78	$0.29

Adjusted weighted-average shares outstanding, diluted(4)	67,454	68,582	55,451	67,302	63,572	54,977

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Reflects the stock-based compensation related to the InnoHold Incentive Units issued in 2019.

(3)	Represents the estimated effective tax rate of 25.4% for the three and twelve months ended December 31, 2021 and 25.6% for the three and twelve months ended December 31, 2020 and 2019, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(4)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and nine months ended September 30, 2021, 2020 and 2019:

	For the Three Months Ended
	December 31, 2021			December 31, 2020(1)			December 31, 2019(1)
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(2)	$(21,542)	66,483	$(0.32)	$(73,414)	60,372	$(1.22)	$(17,656)	14,242	$(1.24)
Assumed exchange of shares(3)	(215)	448		(91)	574		(8,576)	38,263
Net income (loss)	(21,757)			(73,505)			(26,232)
Adjustments to arrive at adjusted net income before taxes(4)	(10,284)	523		80,192	7,636		27,790	2,946
Adjusted net income (loss) before taxes	(32,041)			6,687			1,159
Adjusted income taxes(5)	8,138			(1,712)			(399)
Adjusted net income (loss)	$(23,903)	67,454	$(0.35)	$4,975	68,582	$0.07	$1,159	55,451	$0.02

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(3)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(4)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(5)	Represents the estimated effective tax rate of 25.4%, 25.6% and 25.6% for the three months ended December 31, 2021, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Year Ended
	December 31, 2021			December 31, 2020(1)			December 31, 2019(1)
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(2)	$4,031	65,928	$(0.06)	$(236,867)	39,219	$(6.04)	$(22,573)	10,006	$(2.26)
Assumed exchange of shares(3)	(160)	454		7,087	21,740		(8,352)	42,512
Net income (loss)	3,871			(229,780)			(30,925)
Adjustments to arrive at adjusted net income before taxes(4)	(21,429)	920		296,261	2,613		52,244	2,459
Adjusted net income before taxes	(17,558)			66,481			21,319
Adjusted income taxes(5)	4,460			(17,019)			(5,458)
Adjusted net income	$(13,098)	67,302	(0.19)	$49,462	63,572	$0.78	$15,861	54,977	$0.29

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(3)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(4)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(5)	Represents the estimated effective tax rate of 25.4%, 25.6% and 25.6% for the twelve months ended December 31, 2021, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates